EXHIBIT 99.01

FormFactor Provides Business Update for the Fiscal Quarter Ending March 28, 2020
Shelter-in-Place Orders Impacting Production in Livermore and San Jose Facilities

LIVERMORE, CA – (Globe Newswire – March 17, 2020) –FormFactor, Inc. (NASDAQ:FORM) is providing the following business update:

On March 16, 2020, multiple Bay Area counties in California issued “shelter-in-place” orders (“Orders”). We are complying with the Orders by temporarily ceasing on-site manufacturing at our Livermore and San Jose facilities effective March 17, 2020. This will impact the Company’s manufacturing of certain products, and therefore may impact our ability to meet our fiscal first quarter 2020 financial outlook as previously communicated. We are also closely monitoring impacts to our supply chain which may result from these Orders and other developments globally. Our first quarter 2020 financial outlook was communicated on February 5, 2020 based upon information available as of that time. As a result of the disruption and uncertainty following the Orders, the Company is withdrawing its fiscal first quarter 2020 financial outlook.

Our top priority remains the health and safety of our employees, partners and communities. We intend to provide additional information in the context of this rapidly evolving situation as part of our next earnings call or before.

Forward-looking Statements:

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the federal securities laws, including with respect to the Company’s future financial and operating results, the Company’s plans, strategies and objectives for future operations. Some factors that may affect these forward-looking statements include: public health requirements in response to the outbreak of COVID-19 and impact thereof on our business and operations is evolving and beyond our control; changes to business, political or regulatory conditions affecting the consumer electronics industry, the semiconductor industry and the overall global economy; and the actions of our customers and competitors which may be inconsistent with our expectations. Forward-looking statements are based on management’s current expectations and beliefs as of the date hereof, and are subject to a number of risks and uncertainties, many of which are beyond the Company’s control, that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking statements may contain words such as “intend,” “may,” “might,” “will,” “expect,” “plan,”

“anticipate,” and “continue,” the negative or plural of these words and similar expressions, and include the assumptions that underlie such statements. Other risk factors that may affect our forward-looking standards are set forth in the Company’s most current annual report on Form 10-K, quarterly reports on Form 10-Q and other filings by the Company with the U.S. Securities and Exchange Commission. No assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur, or if any of them do so, what impact they will have on the results of operations or financial condition of the Company. Unless required by law, the Company is under no obligation (and expressly disclaims any such obligation) to update or revise its forward-looking statements whether as a result of new information, future events, or otherwise.

Source: FormFactor, Inc.

FORM-F

Investor Contact:
Stan Finkelstein
Investor Relations
(925) 290-4321
ir@formfactor.com